Exhibit (m)

John Hancock Variable Series Trust

(formerly, John Hancock Trust)

Rule 12b-1 Plan

Series I Shares

(Formerly, Class A Shares)

John Hancock Variable Series Trust (the “Trust”), a Massachusetts business trust, hereby adopts the following plan (the “Plan”) for Series I Shares of the Trust (the “Shares”) pursuant to Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”), on behalf of each of the portfolios of the Trust listed in Appendix A (the “Portfolios”).

1.	Amount and Payment of Plan Fees

Each Portfolio shall accrue daily a fee under the Plan at an annual rate of up to 0.15%* of its net assets in respect of the Shares (the “Plan Fee”) and shall pay the Plan Fee daily to the Trust’s distributor, John Hancock Distributors, LLC or its successor (the “Distributor”).

*0.60% in the case of the American Growth Trust, American Growth-Income Trust and American International Trust, American Asset Allocation Trust, American Global Growth Trust, American New World Trust, Fundamental Holdings Trust (formerly, American Fundamental Holdings Trust), Global Diversification Trust(formerly, American Global Diversification Trust) and Core Diversified Growth & Income Trust.

*0.35% in the case of the Core Fundamental Holdings Trust and Core Global Diversification Trust.

2.	Use of Plan Fees

To the extent consistent with applicable laws, regulations and rules, the Distributor may use Plan Fees:

(i)	for any expenses relating to the distribution of the Shares,
(ii)	for any expenses relating to shareholder or administrative services for holders of the Shares or owners of contracts funded in insurance company separate accounts that invest in the Shares, and
(iii)	for the payment of “service fees” that come within Rule 2830(d)(5) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

Without limiting the foregoing, the Distributor may pay all or part of the Plan Fees from a Portfolio to one or more affiliated and unaffiliated insurance companies that have issued variable insurance contracts for which the Portfolio serves as an investment vehicle as compensation for providing some or all of the types of services described in the preceding sentence; this provision, however, does not obligate the Distributor to make any payments of Plan Fees and does not limit the use that the Distributor may make of the Plan Fees it receives. This Plan does not require the Distributor to perform, or to cause any other person to perform, any specific type or level of distribution or other activities or to incur, or to cause any other person to incur, any specific type or level of expenses for distribution or other activities.

3.	Other Payments Authorized

This Plan authorizes any payments in addition to Plan Fees made by a Portfolio to the Distributor or any of its affiliates, including the payment of any management or advisory fees, which may be deemed to be an indirect financing of distribution costs.

4.	Reporting

The Distributor shall provide to the Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, written reports setting forth all Plan expenditures, and the purposes for those expenditures.

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5.	Related Agreements

Each agreement related to the Plan shall contain the provisions required by the Rule.

6.	Amendment; Continuation; Termination

The Plan may not be amended to increase materially the amount to be spent by a Portfolio without such shareholder approval as is required by the Rule. All material amendments of the Plan must be approved in the manner described in the Rule. The Plan shall continue in effect (i) with respect to a Portfolio only so long as the Plan is specifically approved for that Portfolio at least annually as provided in the Rule and (ii) only while the Trust remains eligible to rely on the Rule. The Plan may be terminated with respect to any Portfolio at any time as provided in the Rule.

7.	Limitation of Liability

The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the obligations of this instrument are not binding upon any of the Trustees of the Trust or the shareholders of the Trust individually, but are binding only upon the assets belonging to Series I shares of the Trust, or the particular Portfolio of the Trust in question, as the case may be.

Approved by the Trustees of the Trust on September 21, 2001; as amended April 4, 2002; June 26, 2003; April 1, 2004; December 13, 2004; June 23, 2005;, September 23, 2005; December 13, 2005; March 30, 2006; March 23, 2007; September 28, 2007; June 27, 2008; September 26, 2008; December 17, 2008; March 20, 2009; June 25, 2010; March 25, 2011; March 23, 2012, June 30, 2012 and September 27, 2013.

Appendix A

[all portfolios of the Trust except Money Market Trust B]

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